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                                                                     EXHIBIT 5.1

                   [Letterhead of Gibson, Dunn & Crutcher LLP]

                                  May 22, 2003

Cadence Design Systems, Inc.
2655 Seely Avenue, Building 5
San Jose, CA 95134

         Re:      Registration Statement on Form S-8
                  of Cadence Design Systems, Inc.
                  1994 Deferred Compensation Plan

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Cadence Design Systems, Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of $8,500,000 in deferred compensation obligations (the "Obligations"), which will represent unsecured obligations of the Company to pay deferred compensation in the future, pursuant to the Cadence Design Systems, Inc. 1994 Deferred Compensation Plan (the "Plan").

         For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

         On the basis of and in reliance upon the foregoing, we are of the opinion that the Obligations, when issued in accordance with the provisions of the Plan, will be duly authorized and valid and binding obligations of the Company, subject, as to enforcement, to (i) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor's rights generally, and (ii) the effect of general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions of the Plan and upon the availability of injunctive relief or other equitable remedies and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) as such principles relate to, limit or affect the enforcement of creditors' rights generally.

         We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                                                 Very truly yours,

                                                 /s/ GIBSON, DUNN & CRUTCHER LLP